Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291256

PROSPECTUS

29,778,195 Shares of Common Stock

This prospectus relates to the resale by Selling Stockholders of 29,778,195 shares of common stock of Onconetix, Inc. (“we,” “us,” “our,” the “Company,” or “Onconetix”), par value $0.00001 per share (the “Common Stock”), by the Selling Stockholders listed in this prospectus or their permitted transferees (the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus include:

●

up to 20,039,930 shares of Common Stock, which represents 150% of the aggregate number of shares of Common Stock initially issuable upon the conversion or exercise, as applicable, of the 16,325 shares of Series D preferred stock (the “Series D Preferred Stock”) and warrants to purchase 6,544,241 shares of the Company’s Common Stock (the “Series D Warrants”) issued to institutional investors in a private placement transaction, which closed on September 22, 2025;

●

up to 9,496,751 shares of Common Stock, which represents 150% of the aggregate number of shares of Common Stock initially issuable upon the conversion or exercise, as applicable, of the 7,813 shares of Series E preferred stock (the “Series E Preferred Stock”) and warrants to purchase 3,037,835 shares of the Company’s Common Stock (the “Series E Warrants” and together with the “Series D Warrants”, the “PIPE Warrants”) issued to institutional investors in a private placement transaction, which closed on October 1, 2025; and

●	241,514 shares of Common Stock issued to Altos Venture AG (“Altos”) in connection with a Share Exchange Agreement, dated December 15, 2023, among the Company, Proteomedix AG, Altos and other sellers named therein and a Subscription Agreement, dated as of December 15, 2023, between the Company and Altos.

The Series D Warrant has an initial exercise price of $3.6896 and the Series E Warrant has an initial exercise price of $3.8576, subject to adjustment, and will expire three years from the issuance date. The initial conversion price of the Series D Preferred Stock is $3.6896 and the initial conversion price of the Series E Preferred Stock is $3.8576, subject to adjustment as provided in their respective Certificates of Designations.

We are registering the above-referenced shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We are not selling any securities under this prospectus. We will receive the proceeds from any exercise of the PIPE Warrants for cash, but not from the net exercise of any PIPE Warrants on a cashless basis or from the resale of any shares of Common Stock by the Selling Stockholders pursuant to this prospectus or the sale of the shares of Common Stock issuable upon the exercise of the PIPE Warrants.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ONCO.” The last reported sale price of our Common Stock on The Nasdaq Capital Market on December 22, 2025 was $1.60 per share. We recommend that you obtain current market quotations for our Common Stock prior to making an investment decision.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. With regard only to the shares the Selling Stockholders sell for their own behalf, the Selling Stockholders may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution” on page 30 of this prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” on page 6 of this prospectus, included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process for the delayed or continuous offering and sale of securities pursuant to Rule 415 under the Securities Act. This prospectus generally describes Onconetix, Inc. and our Common Stock. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of up to 29,778,195 shares of our Common Stock from time to time through any means described in the section entitled “Plan of Distribution.”

We will receive the proceeds from any exercise of the PIPE Warrants for cash, but not from the net exercise of PIPE Warrants on a cashless basis or from the resale of any shares of Common Stock by the Selling Stockholders pursuant to this prospectus or the sale of the shares of Common Stock issuable upon the exercise the PIPE Warrants. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus.

We and the Selling Stockholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Onconetix, Inc., a Delaware corporation.

Unless otherwise indicated, all share amounts and share prices disclosed herein are presented on a post-split basis, giving effect to the one-for-eighty-five (1:85) reverse stock split (the “Reverse Stock Split”) of all of the outstanding shares of the Company’s issued and outstanding Common Stock on June 13, 2025. Any financial statements incorporated by reference into this prospectus that were filed prior to the Reverse Stock Split present the outstanding shares on a pre-split basis. Financial statements filed after June 13, 2025 retroactively present the shares on a post-split basis.

The table below sets forth the impact of the Reverse Stock Split on the Company’s net loss per common share: basic and diluted; weighted average common shares outstanding - basic and diluted; and shares issued and outstanding, for the years ended December 31, 2024 and 2023, the three months ended March 31, 2025 and 2024.

	POST SPLIT		POST SPLIT
	YEAR ENDED DECEMBER 31,		THREE MONTHS ENDED MARCH 31,
	2024	2023	2025	2024

Net loss	$(58,897)	$(37,410)	$(9,716)	$(11,119)
Net loss per common share – basic and diluted	$(1,823.39)	$(7,432.88)	$(45.44)	$(1,706.88)
Weighted average common shares outstanding – basic and diluted	32,301	5,033	231,838	6,514

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions in other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Important factors that could cause such differences include, but are not limited to:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to commercialize or monetize Proclarix and integrate the assets and commercial operations acquired in the share exchange with Proteomedix AG (“Proteomedix”);

●	our reliance on third parties, including Laboratory Corporation of America (“LabCorp”), to develop, market, distribute and sell Proclarix;

●	the successful development of our commercialization capabilities, including sales and marketing capabilities;

●	our ability to maintain the necessary regulatory approvals to market and commercialize our product;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our current products;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we or our third-party licensors have infringed, misappropriated, or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against claims against us;

●	our reliance on third parties, including manufacturers and logistics companies;

●	the success of competing therapies or diagnostics and products that are or become available;

●	our ability to successfully compete against current and future competitors;

●	our ability to expand our organization to accommodate potential growth and our ability to attract, motivate and retain key personnel;

●	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our products;

●	market acceptance of our products, the size and growth of the potential markets for our current products, and our ability to serve those markets; and

●	disruptions in the business of the Company or Proteomedix, which could have an adverse effect on their respective businesses and financial results.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY

The SEC allows us to “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede the information disclosed in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our Common Stock and our financial statements and notes to those statements included in this prospectus.

We are a commercial stage biotechnology company focused on the research, development, and commercialization of innovative solutions for men’s health and oncology. Through our acquisition of Proteomedix, which closed on December 15, 2023, we own Proclarix, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union under the In Vitro Diagnostic Regulation (“IVDR”), which we anticipate will be marketed in the U.S. as a lab developed test through our license agreement with LabCorp.

We also own ENTADFI, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of BPH, a disorder of the prostate. However, in light of (i) the time and resources needed to continue pursuing commercialization of ENTADFI, and (ii) the Company’s cash runway and indebtedness, the Company has abandoned commercialization of ENTADFI and is in the process of destroying its inventory of the product. In addition, as part of cost reduction efforts and in connection with our initial pause in commercializing ENTADFI, we terminated three employees involved with the ENTADFI program, effective April 30, 2024, with such individuals to continue assisting the Company on an as-needed, consulting basis. Based on the current circumstances surrounding ENTADFI, at June 30, 2024, the ENTADFI assets were fully impaired. Refer to Note 4 in the condensed consolidated financial statements for the period ended December 31, 2024 incorporated by reference in this prospectus for further discussion.

We are currently focusing our efforts on commercializing Proclarix.

Proclarix is an easy-to-use next generation protein-based blood test that can be done with the same sample as a patient’s regular Prostate-Specific Antigen (“PSA”) test. The PSA test is a well-established prostate specific marker that measures the concentration of PSA molecules in a blood sample. A high level of PSA can be a sign of prostate cancer. However, PSA levels can also be elevated for many other reasons including infections, prostate stimulation, vigorous exercise or even certain medications. PSA results can be confusing for many patients and even physicians. It is estimated over 50% of biopsies with elevated PSA are negative or clinically insignificant resulting in an overdiagnosis and overtreatment that impacts the physician’s routine, our healthcare system, and the quality of patients’ lives. Approximately 10% of all men have elevated PSA levels., commonly referred to as the diagnostic “grey zone”, of which only 20 - 40% present clinically with cancer. Proclarix is intended for use in diagnosing these patients where it is difficult to decide if a biopsy is necessary to verify a potential clinically significant cancer diagnosis. Proclarix helps doctors and patients with unclear PSA test results through the use of our proprietary Proclarix Risk Score which delivers clear and immediate diagnostic support for further treatment decisions. No additional intervention is required, and results are available quickly. Local diagnostic laboratories can integrate this multiparametric test into their current workflow because Proclarix assays use the enzyme-linked immunosorbent assay (ELISA) standard, which most diagnostic laboratories are already equipped to process.

Since our inception in October 2018 until April 2023, when we acquired ENTADFI, we devoted substantially all of our resources to performing research and development, undertaking preclinical studies and enabling manufacturing activities in support of our product development efforts, hiring personnel, acquiring and developing our technology and now halted vaccine candidates, organizing and staffing our company, performing business planning, establishing our intellectual property portfolio and raising capital to support and expand such activities.

During the third quarter of 2023, we halted our vaccine discovery and development programs, and accordingly, we now operate in one segment: commercial. The commercial segment was new in the second quarter of 2023 and is currently dedicated to the development and commercialization of Proclarix.

Given Proclarix is CE-marked for sale in the European Union, we expect to generate revenue from sales of Proclarix by 2027. Although we anticipate these sales to offset some expenses relating to commercial scale up and development, we expect our expenses will increase substantially in connection with our ongoing activities, as we:

●	commercialize Proclarix;

●	hire additional personnel;

●	operate as a public company; and

●	obtain, maintain, expand, and protect our intellectual property portfolio.

We rely and will continue to rely on third parties for the manufacturing of Proclarix. We have no internal manufacturing capabilities, and we will continue to rely on third parties, of which the main suppliers are single-source suppliers, for commercial product.

We do not have any products approved for sale, aside from (i) Proclarix and (ii) ENTADFI, which has not generated any revenue from product sales; we have determined to abandon commercialization of ENTADFI and are in the process of destroying our inventory of the product.

To date, we have financed our operations primarily with proceeds from our sale of preferred securities to seed investors, the initial public offering (“IPO”), and subsequent offerings of debt and equity securities. We will continue to require significant additional capital to commercialize Proclarix, and to fund operations for the foreseeable future. Accordingly, until such time as we can generate significant revenue, if ever, we expect to finance our cash needs through public or private equity or debt financings, third-party (including government) funding and to rely on third-party resources for marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements, or any combination of these approaches, to support our operations.

We have incurred net losses since inception and expect to continue to incur net losses in the foreseeable future. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending in large part on the timing of our preclinical studies, clinical trials and manufacturing activities, our expenditures on other research and development activities and commercialization activities. As of September 30, 2025, the Company had cash of approximately $0.8 million, a working capital deficit of approximately $15.0 million and an accumulated deficit of approximately $136.9 million. During the nine months ended September 30, 2025, the Company used approximately $6.6 million in cash for operating activities. In addition, as of December 16, 2025, the Company’s cash balance was approximately $5.5 million. The Company believes that its current cash balance is not sufficient to fund its operations through August 13, 2026. The Company has an existing equity line of credit (“ELOC”) that was established by a certain Common Stock ELOC Purchase Agreement, dated as of October 2, 2024, by and between us and an institutional investor (the “ELOC Purchase Agreement”) and may be able to raise up to $17.9 million in gross proceeds remaining under the ELOC. However, given the terms of the ELOC and the uncertainty to drawdown fully from the ELOC, there are no assurances that the Company may not have funds to sustain operations for the next 12 months.

Until we generate revenue sufficient to support self-sustaining cash flows, if ever, we will need to raise additional capital to fund our continued operations, including our product development and commercialization activities related to our current and future products. There can be no assurance that additional capital will be available to us on acceptable terms, or at all, or that we will ever generate revenue sufficient to provide self-sustaining cash flows. These circumstances raise substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements incorporated by reference in this prospectus do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Recent Developments

Reverse Stock Split

On June 13, 2025, the Company effected a reverse stock split of all shares of its issued and outstanding Common Stock at a ratio of one-for-eighty-five (1:85). The Company accounted for the reverse stock split on a retrospective basis pursuant to Accounting Standards Codification (“ASC”) 260, Earnings Per Share. All issued and outstanding common stock, common stock warrants, and share-based awards’ exercise prices and per share data have been adjusted in these condensed consolidated financial statements, on a retrospective basis, to reflect the reverse stock split for all periods presented. The number of authorized shares and par value of the preferred stock and common stock were not adjusted because of the reverse stock split.

Series C PIPE Financing and ELOC

On October 1, 2024, the Board authorized the Company to create a series of 10,000 shares of preferred stock designated as “Series C convertible Preferred Stock”, with a par value of $0.00001 per shares, pursuant to the Series C certificate of designations. At any time after the initial issuance date of Series C Preferred Stock, each Series C Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock. The holders of Series C Preferred Stock are entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid. In addition, from and after the occurrence and during the continuance of any Triggering Event, dividends (“Series C Default Dividends”) will accrue on the Stated Value of each share of Series C Preferred Stock at a rate of fifteen percent (15.0%) per annum. Each holder is entitled to convert any portion of the outstanding Series C Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of Common Stock (the Series C Conversion Shares”) at the conversion rate of the Series C Preferred Stock (the “Series C Conversion Rate”), which can be determined by dividing (x) the conversion amount of such Series C Preferred Share by (y) the conversion price, $4.5056, (the “Series C Conversion Price”) subject to adjustment as provided in the Series C Certificate of Designations.

On October 2, 2024, the Company entered into, and sold, to six institutional investors (collectively, the “PIPE Investors”), pursuant to the securities purchase agreement an aggregate of 3,499 shares of Series C Preferred Stock which includes an issuance of 840 shares of Series C Preferred Stock to the lead investor in consideration for the PIPE Investors’ irrevocable commitment to purchase shares of the Series C Preferred Stock, and warrants to purchase 6,963 shares of Common Stock for aggregate net cash proceeds to the Company of $1.9 million. The exercise price of the warrants is $372.30 on a post-reverse split basis, and the warrants are exercisable six months after the issuance date and expire on the third anniversary of the issuance date of such warrants (the “Initial Exercisability Date”).

On October 2, 2024, the Company also entered into the ELOC Purchase Agreement with an institutional investor (the “ELOC Purchaser”), whereby the Company may offer and sell, from time to time at its sole discretion, and whereby the ELOC Purchaser has committed to purchase, up to $25.0 million of the Company’s newly issued Common Stock, subject to the limitations described herein. Concurrently with entering into the ELOC Purchase Agreement, the Company also entered into a registration rights agreement with the ELOC Purchaser, pursuant to which it agreed to provide the ELOC Purchaser with certain registration rights related to the shares issued under the ELOC Purchase Agreement (the “ELOC Registration Rights Agreement”).

As of June 30, 2025, an aggregate of 2,130 shares of Series C Preferred Stock were outstanding, after redemptions of 1,369 shares for an aggregate of $1.71 million. As a result of draws on the ELOC in April and June 2025, an additional 329 shares of Series C preferred stock were to be redeemed for an aggregate amount of $409,510.

On July 16, 2025, the Company exercised its voluntary Series C adjustment right to lower the conversion price of the Series C Preferred Stock to $3.50, and holders of 2,130 shares Series C Preferred Stock agreed to convert their shares into Series C Conversion Shares. As of September 30, 2025, 7 shares of Series C Preferred Stock were outstanding, after the exchange of 203 shares of Series C Preferred Stock into 244 shares of Series D Preferred Stock.

After the Stockholder Approval Date, if a Triggering Event occurs and is continuing at any time after the earlier of the holders’ receipt of a Triggering Event Notice and such holder becoming aware of such Triggering Event (such earlier date, the “Alternate Conversion Right Commencement Date”) and ending on the twentieth (20th) Trading Day after the later of (x) the date of such Triggering Event is cured and (y) such holder’s receipt of a Triggering Event Notice (such ending date, the “Alternate Conversion Right Expiration Date”), and each such period, an “Alternate Conversion Right Period”), such holder may, at such holder’s option, by delivery of a Conversion Notice to the Company (the date of any such Conversion Notice, each an “Alternate Conversion Date”), convert all, or any number of Series C Preferred Stock held by such holder into shares of Common Stock at the Alternate Conversion Price (each, an “Alternate Conversion”). Alternate Conversion Price means, with respect to any Alternate Conversion that price will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 80% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”).

At any time, the Company has the right to redeem in cash all or part of the Series C Preferred Stock then outstanding at a price (the “Company Optional Redemption Price”) equal to 125% of the greater of (i) the conversion amount being redeemed and (ii) the product of (1) the Series C Conversion Rate with respect to the conversion amount being redeemed multiplied by (2) the greatest closing sale price of the Company’s Common Stock on any Trading Day during the period commencing on the date immediately preceding the date the Company notifies the holders of its elections to redeem and the date the Company makes the entire payment required. Upon the occurrence of a Bankruptcy Triggering Event, the Company will immediately redeem, in cash, each of the Series C Preferred Stock then outstanding at a redemption price equal to the greater of (i) the product of (A) the conversion amount to be redeemed multiplied by (B) 125% and (ii) the product of (X) the Series C Conversion Rate with respect to the conversion amount in effect immediately following the date of initial public announcement of such Bankruptcy Triggering Event multiplied by (y) the product of (1) 125% multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Bankruptcy Triggering Event and ending on the date the Company pays the entire payment required.

In no event may any Series C Preferred Stock be converted (or Series C Warrants be exercised) and shares of Common Stock be issued to any holder if after giving effect to the issuance of shares of Common Stock upon such conversion of the Series C Preferred Stock (or exercise of the Series C Warrants), the holder (together with its affiliates, if any) would beneficially own more than 4.99% of the outstanding shares of Common Stock, which we refer to herein as the “PIPE Blocker”. The PIPE Blocker may be raised or lowered to any percentage not in excess of 9.99% at the option of the applicable holder of the Series C Preferred Stock (or Series C Warrants), except that any raise will only be effective upon 61-days’ prior notice to the Company.

Series D PIPE Financing

On September 22, 2025, the Company entered into a securities purchase agreement (the “Series D Securities Purchase Agreement”) with eleven institutional investors, and sold or exchanged debt, to such investors (collectively, the “Series D PIPE Investors”) an aggregate of 16,099 shares of Series D convertible preferred stock, par value $0.00001 per share (“Series D Preferred Stock”), which includes an issuance of 500 shares of Series D Preferred Stock to the lead investor in consideration for the Series D PIPE Investors’ irrevocable commitment to purchase shares of the Series D Preferred Stock, and warrants (the “Series D Warrants”) to purchase 4,362,827 shares of Common Stock, (the Series D Preferred Stock together with the Series D Warrants, the “Series D PIPE Securities”), for an aggregate purchase price of approximately $12.9 million and net cash proceeds of $9.3 million. The exercise price of the Series D Warrants is $3.6896, and the Series D Warrants are exercisable beginning on the issuance date and expire on the third anniversary of the issuance date.

Concurrently with entering into the Securities Purchase Agreement, the Company also entered into a registration rights agreement with the Series D PIPE Investors, pursuant to which it has agreed to provide the Series D PIPE Investors with certain registration rights related to the shares of Common Stock underlying the shares of Series D Preferred Stock and Series D Warrants.

Series E PIPE Financing

On October 1, 2025, the Company entered into a securities purchase agreement (the “Series E Securities Purchase Agreement”) with institutional investor(s) and sold to such institutional investors(s)(collectively, the “Series E PIPE Investors”, and collectively with the Series D PIPE Investors, the “PIPE Investors”), an aggregate of 7,813 shares of Series E convertible preferred stock, par value $0.00001 per share (“Series E Preferred Stock”), which are convertible into Common Stock and warrants (the “Series E Warrants”) to purchase 2,025,223 shares of Common Stock (the Series E Preferred Stock together with the Series E Warrants, the “Series E PIPE Securities” collectively with the Series D PIPE Securities, the “PIPE Securities”), for an aggregate purchase price of approximately $6.25 million, which was also equal to the net cash proceeds. The initial exercise price of the Series E Warrants is $3.8576, and the Series E Warrants are exercisable beginning on the issuance date and expire on the third anniversary of the issuance date.

Concurrently with entering into the Series E Securities Purchase Agreement, the Company also entered into a registration rights agreement with the Series E PIPE Investors, pursuant to which it has agreed to provide the Series E PIPE Investors with certain registration rights related to the shares of Common Stock underlying the shares of Series E Preferred Stock and Series E Warrants.

ABOUT THIS OFFERING

Common Stock outstanding prior to this offering	1,555,015 shares

Shares of Common Stock offered by the Selling Stockholders	29,778,195 shares of Common Stock[1]

Common Stock to be outstanding after this offering

31,091,696 shares (assuming (i) the exercise of all PIPE Warrants into an aggregate of 9,582,076 shares of Common Stock, (ii) the conversion of all of the shares of Series D Preferred Stock into an aggregate of 13,495,689 shares of Common Stock, and (iii) the conversion of all of the shares of Series E Preferred Stock into an aggregate of 6,458,916 shares of Common Stock)[1]

Use of proceeds	We are not selling any securities under this prospectus. We will receive the proceeds from any exercise of the PIPE Warrants for cash, but not from the net exercise of any PIPE Warrants on a cashless basis or from the resale of any shares of Common Stock by the Selling Stockholders pursuant to this prospectus or the sale of the shares of Common Stock issuable upon the conversion of the Series D Preferred Stock or Series E Preferred Stock or the exercise of the PIPE Warrants.

Terms of this offering	The Selling Stockholders, including their transferees, donees, pledgees, assignees, and successors-in-interest, may sell, transfer, or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Nasdaq symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ONCO.”

Risk Factors	Investing in our securities involves significant risks. Before making a decision whether to invest in our securities, please read the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus, the documents we have incorporated by reference herein and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

[1]	Total number of shares being offered by the Selling Stockholders includes 150% of the sum of: (i) the maximum number of shares of Common Stock initially issuable upon conversion of 16,325 shares of Series D Preferred Stock at an Alternate Conversion Price (as defined in the Series D Certificate of Designations) of $1.8145; (ii) the maximum number of shares of Common Stock initially issuable upon conversion of 7,813 shares of Series E Preferred Stock at an Alternate Conversion Price (as defined in the Series E Certificate of Designations) of $1.8145; and (iii) the maximum number of shares initially issuable upon exercise of the PIPE Warrants prior to any adjustments. Additionally, in all cases, the shares being offered by the Selling Stockholders does not take into account any ownership limitations on the conversion of the Series D Preferred Stock, the Series E Preferred Stock or the PIPE Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus, in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, before making an investment decision pursuant to this.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

Risks Related to This Offering

Sales of a substantial number of our securities in the public market by the Selling Stockholders and/or by our existing securityholders could cause the price of our shares of Common Stock to fall.

The Selling Stockholders can sell, under this prospectus, up to 29,778,195 shares of Common Stock. The sale of all or a portion of the securities being offered in this prospectus, or the perception that those sales might occur, could depress the market price of our Common Stock, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

Issuances of shares of our Common Stock upon exercise of the PIPE Warrants or conversion of Series D Preferred Stock or Series E Preferred Strock would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Common Stock.

The shares of Common Stock issuable pursuant to the PIPE Warrants, the Series D Preferred Stock, and the Series E Preferred Stock, to the extent exercised or converted, respectively, would impose significant dilution on our stockholders and may have a negative impact on the market price of our Common Stock.

Additionally, each of the PIPE Warrants and the respective Certificate of Designations for the Series D Preferred Stock and for the Series E Preferred Stock provide that if the Company issues (subject to certain exceptions) (i) any shares of Common Stock, (ii) any options to purchase Common Stock or (iii) any convertible securities, for a consideration price per share or exercise or conversion price per share, as applicable, less than the exercise price of the PIPE Warrants or the conversion price of the Series D Preferred Stock or Series E Preferred Stock, respectively, in effect immediately prior to such issuance, the exercise price and conversion price shall be reduced accordingly.

We may use proceeds from any exercise of the PIPE Warrants for cash in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from any exercise of the PIPE Warrants for cash, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Other Risks

Risks Related to our Financial Position and Need for Capital

We have incurred significant net losses since inception, have only generated minimal revenue, and anticipate that we will continue to incur substantial net losses for the foreseeable future and may never achieve profitability. Our stock is a highly speculative investment.

We are a commercial-stage biotechnology company that was incorporated in October 2018. Our net loss was $19.7 million for the nine months ended September 30, 2025. As of September 30, 2025, we had an accumulated deficit of $136.9 million. We also generated negative operating cash flows of $6.6 million for the nine months ended September 30, 2025.

We expect to continue to spend significant resources to commercialize our product. We expect to incur substantial and increasing operating losses over the next several years. As a result, our accumulated deficit will also increase significantly. Additionally, there can be no assurance that our current product or those that may be under development by us in the future will be commercially viable. If we are unable to achieve profitability or raise sufficient working capital, we may be unable to continue our operations.

There is substantial doubt about our ability to continue as a “going concern,” and we will require substantial additional funding to finance our long-term operations. If we are unable to raise additional capital when needed, we could be forced to delay, reduce or terminate our product or other operations.

The Company has incurred substantial operating losses since inception and expects to continue to incur significant operating losses for the foreseeable future. As of September 30, 2025, the Company had cash of approximately $0.8 million, a working capital deficit of approximately $15.0 million and an accumulated deficit of approximately $136.9 million. In addition, as of December 16, 2025, the Company’s cash balance was approximately $5.5 million.

We estimate, as of the date of this prospectus, that our current cash balance is not sufficient to fund operations through the end of August 2026. We believe that we will need to raise substantial additional capital to fund our continuing operations, satisfy existing and future obligations and liabilities, and otherwise support the Company’s working capital needs and business activities and the commercialization of Proclarix, which is still subject to further successful development and commercialization activities within certain jurisdictions.

Management also intends to secure additional required funding through equity or debt financings if available. In December 2024, the Company began utilizing the ELOC entered into in October 2024 on an as-needed basis to fund current operating needs, subject to certain restrictions and beneficial ownership constraints. However, based on the terms of the ELOC and the current maximum availability, management determined that the funds readily available under the ELOC will not be sufficient to sustain operations. In addition, there are currently no other commitments in place for further financing nor is there any assurance that such financing will be available to the Company on favorable terms, if at all. This creates significant uncertainty whether the Company will have the funds available to be able to sustain its operations and expand commercialization of Proclarix. If the Company is unable to secure additional capital, it may be required to curtail any future clinical trials, development and/or commercialization of future product candidates, and it may take additional measures to reduce expenses in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations, or, if it’s required to, file for bankruptcy.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year following the date of this Report. Our future capital requirements will depend on many factors, including:

●	the costs of future development and commercialization activities, including product manufacturing, marketing, sales, royalties and distribution, for Proclarix, and other products for which we have received or will receive marketing approval;

●	our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty, or other payments due under any such agreement;

●	any product liability or other lawsuits related to our product;

●	the expenses needed to attract, hire, and retain skilled personnel;

●	the revenue, if any, received from commercial sales of Proclarix or other products for which we may receive marketing approval;

●	the costs to establish, maintain, expand, enforce, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending, and enforcing our patents or other intellectual property rights; and

●	the costs of operating as a public company.

Our ability to raise additional funds will depend on financial, economic, and other factors, many of which are beyond our control. We cannot be certain that additional funding will be available on acceptable terms, or at all. We have no committed source of additional capital and if we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be forced to delay, reduce or terminate our business activities.

We are dependent on third parties, including Labcorp, to develop, market, distribute and sell our products.

Our ability to receive revenues is dependent upon the sales and marketing efforts of co-marketing partners and third-party distributors. In particular, the development and commercialization of Proclarix in the United States is being pursued by Labcorp, pursuant to an exclusive license agreement that grants Labcorp the exclusive right to develop and commercialize Proclarix, and other products developed by Labcorp using Proteomedix’s intellectual property covered by the license, in the United States for identification, screening, staging, predisposition, diagnosis, prognosis, monitoring, prevention or treatment selection with respect to prostate cancer. However, we do not have control over Labcorp’s development and commercialization of Proclarix, and there can be no guarantee that Labcorp will continue to advance development and commercialization efforts, or that Labcorp will successfully commercialize Proclarix in the United States.

Labcorp may terminate or seek to renegotiate the terms of this agreement, which could adversely affect our business operations and financial condition. If Labcorp terminates the agreement or demands terms that are less favorable to us, we may experience disruptions in our product development and commercialization efforts, potentially leading to a loss of revenue and market share.

Additionally, if Labcorp is unable to commercialize Proclarix in the United States, and we fail to reach an agreement with any other commercialization partner, or upon reaching such an agreement that partner fails to sell a large volume of our products, it may have a negative impact on our business, financial condition, and results of operations.

PIPE FINANCINGS

On September 22, 2025, the Company entered into, and sold to the Series D PIPE Investors, pursuant to the Series D Securities Purchase Agreement an aggregate of 16,099 shares of Series D Preferred Stock, which includes an issuance of 500 shares of Series D Preferred Stock to the lead investor as consideration for the PIPE Investors’ irrevocable commitment to purchase shares of the Series D Preferred Stock, and 4,362,827 Series D Warrants, for aggregate cash proceeds to the Company of $9.3 million. Concurrently with entering into the Series D Securities Purchase Agreement, the Company also entered into a registration rights agreement with the Series D PIPE Investors, pursuant to which it agreed to provide the Series D PIPE Investors with certain registration rights related to the shares of Common Stock underlying the Series D Preferred Stock and the Series D Warrants.

On October 1, 2025, the Company entered into, and sold to the Series E PIPE Investors, pursuant to the Series E Securities Purchase Agreement an aggregate of 7,813 shares of Series E Preferred Stock and 2,025,352 Series E Warrants, for aggregate cash proceeds to the Company of $6.3 million. Concurrently with entering into the Securities Purchase Agreement, the Company also entered into a registration rights agreement with the Series E PIPE Investors, pursuant to which it agreed to provide the Series E PIPE Investors with certain registration rights related to the shares of Common Stock underlying the Series E Preferred Stock and the Series E Warrants.

The shares issuable upon conversion of the Series D Preferred Stock or the Series E Preferred Stock and/or exercise of the Series D Warrants or the Series E Warrants would result in the issuance of more than 20% of the voting power and the number of shares of Common Stock outstanding as of the issuance of the Series D Preferred Stock, the Series D Warrants, Series E Preferred Stock or the Series E Warrants. As a result of the foregoing, in accordance with Nasdaq Rule 5635(a), the Series D Certificate of Designations and the Series E Certificate of Design respectively provides that the Series D Preferred Stock, the Series D Warrants, Series E Preferred Stock and the Series E Warrants will not receive the full benefit of certain anti-dilution adjustments until such time as we obtain stockholder approval for such issuances. On December 5, 2025, the Company held an annual meeting of stockholders where such stockholder approval was obtained.

The material terms of the Series D Preferred Stock, the Series E Preferred Stock, the Series D Warrants and the Series E Warrants are set forth below.

Series D Preferred Stock

Series D Certificate of Designations

General. Pursuant to the Series D Certificate of Designations, the Company has authorized the issuance of up to 32,000 shares of Series D Preferred Stock, each having a stated value of $1,000 per share (the “Stated Value”).

Ranking. Except (i) for the Series C Preferred Stock of the Company, which shall be of pari passu rank to the Series D Preferred Stock (the “Parity Stock”), and (ii) to the extent that the Required Holders (as defined in the Series D Securities Purchase Agreement) expressly consent to the creation of Parity Stock or Senior Preferred Stock, all shares of capital stock of the Company will be junior in rank to all Series D Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Dividends. The holders of Series D Preferred Stock are entitled to dividends (the “Dividends”), when and as declared by the Company’s Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Stated Value of such Series D Preferred Share. In addition, from and after the occurrence and during the continuance of any Triggering Event, dividends (“Default Dividends”) will accrue on the Stated Value of each Series D Preferred Share at a rate of fifteen percent (15.0%) (the “Default Rate”) per annum. Default Dividends are payable by way of inclusion of Default Dividends in the Conversion Amount (as defined below) on each conversion date. In the event that such Triggering Event is subsequently cured (and no other Triggering Event then exists), the accrual of Default Dividends will cease to be effective as of the calendar day immediately following the date of such cure; provided that Default Dividends as calculated and unpaid during the continuance of such Triggering Event will continue to apply to the extent relating to the days after the occurrence of such Triggering Event through and including the date of such cure of such Triggering Event.

Conversion Rights:

Conversion at Option of Holder. Each holder is entitled to convert any portion of the outstanding Series D Preferred Stock held by such holder into validly issued, fully paid and non-assessable Conversion Shares at the Conversion Rate (as defined below). Except as otherwise provided in the Series D Certificate of Designations, the number of Conversion Shares issuable upon conversion of any Series D Preferred Share will be determined by dividing (x) the Conversion Amount (as defined below) of such Series D Preferred Share by (y) the Conversion Price (the “Conversion Rate”). As used herein, the term “Conversion Amount” means, with respect to each Series D Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) any Default Dividends thereon as of such date of determination plus (3) any other amounts owed to such PIPE Investor pursuant to the terms of the Series D Certificate of Designations or any other Transaction Document; and the term “Conversion Price” means, with respect to each Series D Preferred Share, as of any Conversion Date or other date of determination, $3.6896, subject to adjustment as provided in the Series D Certificate of Designations.

Conversion at the Option of the Holder Upon the Occurrence of a Triggering Event. After the Stockholder Approval Date (as defined in the Series D Securities Purchase Agreement), if a Triggering Event occurs and is continuing, at any time after the earlier of a holder’s receipt of a Triggering Event Notice (as defined below) and such holder becoming aware of such Triggering Event (such earlier date, the “Alternate Conversion Right Commencement Date”) and ending on the twentieth (20th) Trading Day (as defined in the Series D Securities Purchase Agreement) after the later of (x) the date such Triggering Event is cured and (y) such holder’s receipt of a Triggering Event Notice (such ending date, the “Alternate Conversion Right Expiration Date”, and each such period, an “Alternate Conversion Right Period”), such holder may, at such holder’s option, by delivery of a Conversion Notice to the Company (the date of any such Conversion Notice, each an “Alternate Conversion Date”), convert all, or any number of Series D Preferred Stock held by such holder into shares of Common Stock at the Alternate Conversion Price (each, an “Alternate Conversion”). Additionally, at any time after the Stockholder Approval Date, the Holder may convert any number of Series D Preferred Stock held by such Holder at the Alternate Optional Conversion Price.

As used herein:

“Alternate Conversion Price” means, with respect to any Alternate Conversion that price which will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price (as defined below) and (y) 90% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period.

“Alternate Conversion Floor Amount” means an amount equal to the product obtained by multiplying (A) the higher of (i) the highest price that the Common Stock trades at on the Trading Day immediately preceding the relevant Alternate Conversion Date and (ii) the applicable Alternate Conversion Price and (B) the difference obtained by subtracting (i) the number of shares of Common Stock delivered (or to be delivered) to such holder on the applicable Share Delivery Deadline (as defined in the Series D Certificate of Designations) with respect to such Alternate Conversion from (ii) the quotient obtained by dividing (x) the applicable Conversion Amount that such holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price, without giving effect to the Floor Price.

“Alternate Optional Conversion Price” means, with respect to any Alternate Conversion that price which will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 95% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Optional Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Optional Conversion Measuring Period.

“Floor Price” means $0.7379 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), or, subject to the rules and regulations of the Principal Market (as defined in the Series D Certificate of Designations), such lower price as the Company and the Required Holders may agree, from time to time.

“Triggering Event Notice” means written notice from the Company delivered to each holder within two Business Days (as defined in the Series D Securities Purchase Agreement) after the occurrence of a Triggering Event) that includes (i) a reasonable description of the applicable Triggering Event, (ii) a certification as to whether, in the reasonable opinion of the Company, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Triggering Event and (iii) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the applicable Alternate Conversion Right Expiration Date.

“Triggering Event” includes, but is not limited to, the following, subject to certain cure periods as set forth in the Series D Certificate of Designations:

(i) the failure to file a registration statement for the resale of the shares of Common Stock underlying the Series D Preferred Stock and the Warrants, or the failure of the applicable registration statement to be declared effective by the SEC, ten (10) days after the applicable deadline;

(ii) the failure to maintain the effectiveness of a registration statement pursuant to the terms of the Registration Rights Agreement;

(iii) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(iv) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Warrants) by delivery of the required number of shares of Common Stock within the requisite time frame;

(v) failure to maintain authorized, but unissued shares equal to 150% of the shares underlying the Series D Preferred Stock and the Warrants;

(vi) failure to remove any restrictive legend on any certificate or any shares of Common Stock issued to the applicable Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Series D Securities Purchase Agreement) acquired by such Holder under the Transaction Documents as and when required by such Securities or the Series D Securities Purchase Agreement, as applicable, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(vii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness of the Company or any of its Subsidiaries (as defined in the Series D Securities Purchase Agreement);

(viii) the institution, commencement, court order or decree by or against the Company or any Subsidiary of certain bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors;

(ix) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(x) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days;

(xi) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within forty-five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within forty-five (45) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment;

(xii) the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(xiii) the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to Material Adverse Effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(xiv) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure, or (C) as to whether any Triggering Event has occurred;

(xv) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of the covenants listed in the Series D Certificate of Designations;

(xvi) any Series D Preferred Stock remain outstanding on or after March 23, 2027;

(xvii) any Change of Control occurs without the prior written consent of the Required Holders, which consent will not be unreasonably withheld, conditioned or delayed;

(xviii) any Material Adverse Effect occurs; or

(xix) any provision of any Transaction Document will at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof is contested.

Stock Combination Event Adjustment. In addition to the adjustments set forth above, if at any time and from time to time on or after Stockholder Approval, there occurs any share split, share dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the lowest VWAP during the ten consecutive (10) Trading Day period ending and including the fifth (5) Trading Day immediately preceding the Stock Combination Event Date (the “Event Market Price”) (provided if the Stock Combination Event is effective after close of trading on the primary Trading Market, then commencing on the next Trading Day which period will be the “Stock Combination Adjustment Period”) is less than the Conversion Price then in effect, then at the close of trading on the primary Trading Market on the last day of the Stock Combination Adjustment Period, the Conversion Price then in effect on such fifth (5th) Trading Day will be reduced (but in no event increased) to the Event Market Price, but not less than the Floor Price. Notwithstanding the foregoing, if one or more Stock Combination Events occur prior to Stockholder Approval being obtained and a reduction of the Conversion Price did not occur, once Stockholder Approval is obtained, the Conversion Price will automatically be reduced to equal the lowest Event Market Price with respect to any Stock Combination Event that occurred prior to Stockholder Approval being obtained, but not less than the Floor Price.

Adjustments for Variable Price Security Issuances. If the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (other than with respect to a Permitted Equity Line (as defined in the Series D Securities Purchase Agreement)) (any such securities, “Variable Price Securities”) after the Subscription Date (as defined in the Series D Certificate of Designations) that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting share splits, share combinations and share dividends (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via electronic mail and overnight courier to each Holder on the date of such agreement and/or the issuance of such shares of Common Stock, Convertible Securities or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, each Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of the Series D Preferred Stock by designating in the Conversion Notice delivered upon any conversion of Series D Preferred Stock that solely for purposes of such conversion such Holder is relying on the Variable Price rather than the Conversion Price then in effect. A Holder’s election to rely on a Variable Price for a particular conversion of Series D Preferred Stock shall not obligate such Holder to rely on a Variable Price for any future conversions of Series D Preferred Stock.

Adjustments for Dilutive Issuances. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or pursuant to the provisions of the Series D Certificate of Designations is deemed to have done any of the foregoing, but excluding any Excluded Securities (as defined in the Series D Certificate of Designations) granted, issued or sold or deemed to have been granted, issued or sold, any shares of Common Stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect will be reduced to an amount equal to the New Issuance Price.

Voluntary Adjustment Right. Subject to the rules and regulations of the Principal Market, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the Board.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series D Preferred Stock for consideration equal to the change of Control Election Price, to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Fundamental Transactions. The Series D Certificate of Designations prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the of Common Stock, except as provided in the transaction documents in the PIPE Financing.

Redemption Rights:

Optional Redemption by the Company. At any time, the Company shall have the right to redeem all, or any part pro rata based on the number of the Preferred Shares then held by the Holders, of the Series D Preferred Stock then outstanding (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (a “Company Optional Redemption”). The Series D Preferred Stock subject to redemption shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to 25% premium on the greater of (i) the Conversion Amount being redeemed as of the Company Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date (as defined in the Series D Certificate of Designations) multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Series D Certificate of Designations) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made.

Voting Rights. The holders of the Series D Preferred Stock have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and are not entitled to call a meeting of such holders for any purpose nor are they entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series D Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Series D Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities, which are typical for transactions of this type. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of its capital stock (other than as required under the Series D Certificate of Designations). In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Certificate of Designations or Series D Warrants.

Ownership Limitation. In no event may any Series D Preferred Stock be converted (or Series D Warrants be exercised) and shares of Common Stock be issued to any holder if after giving effect to the issuance of shares of Common Stock upon such conversion of the Series D Preferred Stock (or exercise of the Series D Warrants), the holder (together with its affiliates, if any) would beneficially own more than 4.99% of the outstanding shares of Common Stock, which we refer to herein as the “PIPE Blocker”. The PIPE Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of the Series D Preferred Stock (or Series D Warrants), except that any raise will only be effective upon 61-days’ prior notice to the Company.

Exchange Right. If the Company or any of its Subsidiaries consummates any Subsequent Placement (as defined in the Series D Securities Purchase Agreement) (other than with respect to Excluded Securities), and a holder elects in writing to the Company to participate in such Subsequent Placement, each such holder may, at the option of such holder as elected in writing to the Company, exchange all, or any part, of the Series D Preferred Stock of such holder into the securities in such Subsequent Placement (with the aggregate amount of such securities to be issued in such exchange equal to such aggregate amount of such securities with a purchase price valued at a 20% premium on the Conversion Amount of the Series D Preferred Stock delivered by such holder in exchange therefor); provided that any such exchange will be subject to all applicable Nasdaq restrictions.

Reservation Requirements. So long as any Series D Preferred Stock remains outstanding, the Company will at all times reserve at least 150% of the number of shares of Common Stock as will from time to time be necessary to effect the conversion of all Series D Preferred Stock then outstanding.

Conditions Precedent to Closing: As set forth in the Series D Securities Purchase Agreement, the obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, customary closing conditions.

Series D Warrants

Exercise Price. The initial exercise price of the Series D Warrants is $3.6896. The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Series D Warrant also will be adjusted so that the aggregate exercise price will be the same immediately before and immediately after any such adjustment.

Exercise Price Adjustments. If on an Adjustment Date (as defined in the Series D Warrants), the exercise price then in effect is greater than the Market Price then in effect (the “Warrant Adjustment Price”), the exercise price will automatically lower to the Warrant Adjustment Price. As used herein, “Market Price” means, with respect to any Adjustment Date, the greater of (x) the Floor Price and (y) the lowest closing price of the Common Stock on the Principal Market on any Trading Day during the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Adjustment Date (each, a “Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Market Price Measuring Period. Only downward adjustments will be made.

Adjustments for Dilutive Issuances or Variable Price Securities. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or pursuant to the provisions of the Warrant is deemed to have done any of the foregoing, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold any shares of Common Stock for a consideration price per share (the “Warrant New Issuance Price”) less than a price equal to the exercise price in effect immediately prior to such granting, issuance or sale (the foregoing a “Warrant Dilutive Issuance”), then, immediately after such Warrant Dilutive Issuance, the exercise price then in effect will be reduced to an amount equal to the Warrant New Issuance Price. Notwithstanding the foregoing, prior to receipt of applicable stockholder approval, no such adjustments shall cause the exercise price to be less than the floor price of $3.6896. As of December 5, 2025, such stockholder approval had been obtained.

Additionally, if the Company grants, issues or sells (or enters into any agreement to grant, issue or sell) securities at a Variable Price (as defined in the Series D Warrants), the warrant holder shall have the right, but not the obligation, in its sole discretion to exercise the Series D Warrants at the Variable Price. Notwithstanding the foregoing, prior to receipt of applicable stockholder approval, no such adjustments shall cause the exercise price to be less than the floor price of $3.6896. As of December 5, 2025, such stockholder approval had been obtained.

Exercise Period. The Series D Warrants are exercisable beginning on the issuance date and expiring on the third anniversary of the issuance date. The Series D Warrants require “buy-in” payments to be made by us for failure to deliver any shares of Common Stock issuable upon exercise.

Cashless Exercise. If at the time of exercise of the Series D Warrants on or after six months and one day from issuance, there is no effective registration statement registering the shares of the Common Stock underlying the Series D Warrants, such Series D Warrants may be exercised on a cashless basis pursuant to their terms.

Purchase Rights; Participation Rights. If the Company issues options, convertible securities, warrants, shares, or similar securities to holders of the Company shares of the Company Common Stock, each Series D Warrant holder has the right to acquire the same as if the holder had exercised its Series D Warrant. The holders of the Series D Warrants are entitled to receive any dividends paid or distributions made to the holders of the Company’s shares of Common Stock on an “as if converted” basis.

Fundamental Transactions. The Series D Warrants prohibit the Company from entering into specified fundamental transactions unless the successor entity assumes all of the Company obligations under the Series D Warrants under a written agreement before the transaction is completed. Upon specified corporate events, a Series D Warrant holder will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the Series D Warrant been exercised immediately prior to the applicable corporate event. When there is a transaction involving specified changes of control, a Series D Warrant holder will have the right to force the Company to repurchase the holder’s Series D Warrant for a purchase price in cash equal to the Black Scholes value, as calculated under the Series D Warrants, of the then unexercised portion of the Warrant.

Series E Preferred Stock

The terms of the Certificate of Designation of Series E Preferred Stock are substantially the same as the terms of the Certificate of Designation of Series D Preferred Stock, except that each Series E Preferred Stock provides for (i) an initial Conversion Price of $3.8576, a (ii) Conversion Floor Price of $3.8576 and (iii) a Floor Price of $0.7715.

Series E Warrants

The terms of the Series E Warrants are substantially the same as the terms of the Series D Warrants, except that each Series E Warrant provides for an initial exercise price of $3.8576.

USE OF PROCEEDS

We will receive the proceeds from any exercise of the PIPE Warrants for cash, but not from the net exercise of any PIPE Warrants on a cashless basis or from the resale of any shares of Common Stock by the Selling Stockholders pursuant to this prospectus or the sale of the shares of Common Stock issuable upon the exercise of the PIPE Warrants.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer Common Stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our Common Stock to be sold by the Selling Stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for our Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DESCRIPTION OF CAPITAL STOCK

General

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 250,000,000 shares of Common Stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share. As of the date of this prospectus, we have 1,555,015 shares of Common Stock outstanding, 7 shares of Series C Preferred Stock issued and outstanding, 16,325 shares of Series D Preferred Stock issued and outstanding, and 7,813 shares of Series E Preferred Stock issued and outstanding. Our shares of Common Stock are held of record by approximately 25 stockholders.

Common Stock

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ONCO.”

Under the terms of our Amended and Restated Certificate of Incorporation, holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our Board from time to time may determine. Our Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock and Warrants

Under the terms of our Amended and Restated Certificate of Incorporation, our Board is authorized, without further action by the stockholders, to establish one or more class or series, and fix the relative rights and preferences of the company’s undesignated capital stock.

Series C Preferred Stock

Series C Certificate of Designations

General. Pursuant to the Series C Certificate of Designations, the Company has authorized the issuance of up to 10,000 shares of Series C Preferred Stock, each having a stated value of $1,000 per share (the “Stated Value”). The Company has issued 3,499 shares of the Company Series C Preferred Stock to the PIPE Investors.

Ranking. Except (i) for the Series A Preferred Stock of the Company (of which there are no shares currently outstanding), which shall be Parity Stock, and (ii) to the extent that the Required Holders (as defined in the Securities Purchase Agreement) expressly consent to the creation of Parity Stock or Senior Preferred Stock, all shares of capital stock of the Company will be junior in rank to all Series D Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Dividends. The holders of Series C Preferred Stock are entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid. In addition, from and after the occurrence and during the continuance of any Triggering Event, dividends (“Default Dividends”) will accrue on the Stated Value of each Series D Preferred Share at a rate of fifteen percent (15.0%) (the “Default Rate”) per annum. Default Dividends are payable by way of inclusion of Default Dividends in the Conversion Amount (as defined below) on each Conversion Date, upon any redemption or upon any required payment upon any Bankruptcy Triggering Event. In the event that such Triggering Event is subsequently cured (and no other Triggering Event then exists), the accrual of Default Dividends will cease to be effective as of the calendar day immediately following the date of such cure; provided that Default Dividends as calculated and unpaid during the continuance of such Triggering Event will continue to apply to the extent relating to the days after the occurrence of such Triggering Event through and including the date of such cure of such Triggering Event.

Conversion Rights:

Conversion at Option of Holder. Each holder is entitled to convert any portion of the outstanding Series C Preferred Stock held by such holder into validly issued, fully paid and non-assessable Conversion Shares at the Conversion Rate. Except as otherwise provided in the Series C Certificate of Designations, the number of Conversion Shares issuable upon conversion of any Series C Preferred Share will be determined by dividing (x) the Conversion Amount of such Series C Share by (y) the Conversion Price (the “Conversion Rate”). As used herein, the term “Conversion Amount” means, with respect to each Series C Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) any Default Dividends thereon as of such date of determination plus (3) any other amounts owed to such PIPE Investor pursuant to the terms of the Series C Certificate of Designations or any other Transaction Document; and the term “Conversion Price” means, with respect to each Series C Preferred Share, as of any Conversion Date or other date of determination, $4.5056, subject to adjustment as provided in the Series C Certificate of Designations.

Conversion at the Option of the Holder Upon the Occurrence of a Triggering Event. After the Stockholder Approval Date (as defined in the Series C Securities Purchase Agreement), if a Triggering Event occurs and is continuing, at any time after the earlier of a holder’s receipt of a Triggering Event Notice and such holder becoming aware of such Triggering Event (such earlier date, the “Alternate Conversion Right Commencement Date”) and ending on the twentieth (20th) Trading Day after the later of (x) the date such Triggering Event is cured and (y) such holder’s receipt of a Triggering Event Notice (such ending date, the “Alternate Conversion Right Expiration Date”, and each such period, an “Alternate Conversion Right Period”), such holder may, at such holder’s option, by delivery of a Conversion Notice to the Company (the date of any such Conversion Notice, each an “Alternate Conversion Date”), convert all, or any number of Series C Preferred Stock held by such holder into shares of Common Stock at the Alternate Conversion Price (each, an “Alternate Conversion”).

 As used herein with respect to the Series C Preferred Stock:

“Alternate Conversion Price” means, with respect to any Alternate Conversion that price which will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 80% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period.

“Alternate Conversion Floor Amount” means an amount equal to the product obtained by multiplying (A) the higher of (i) the highest price that the Common Stock trades at on the Trading Day immediately preceding the relevant Alternate Conversion Date and (ii) the applicable Alternate Conversion Price and (B) the difference obtained by subtracting (i) the number of shares of Common Stock delivered (or to be delivered) to such holder on the applicable Share Delivery Deadline with respect to such Alternate Conversion from (ii) the quotient obtained by dividing (x) the applicable Conversion Amount that such holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price, without giving effect to the Floor Price.

“Floor Price” means $1.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), or, subject to the rules and regulations of the Principal Market, such lower price as the Company and the Required Holders may agree, from time to time.

“Triggering Event Notice” means written notice from the Company delivered to each holder within two Business Days after the occurrence of a Triggering Event) that includes (i) a reasonable description of the applicable Triggering Event, (ii) a certification as to whether, in the reasonable opinion of the Company, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Triggering Event and (iii) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the applicable Alternate Conversion Right Expiration Date.

“Triggering Event” includes, but is not limited to, the following, subject to certain cure periods as set forth in the Series C Certificate of Designations:

(i) the failure to file a registration statement for the resale of the shares of Common Stock underlying the Series C Preferred Stock and the Series C Warrants, or the failure of the applicable Registration Statement to be declared effective by the SEC, ten (10) days after the applicable deadline;

(ii) the failure to maintain the effectiveness of a registration statement pursuant to the terms of the Registration Rights Agreement;

(iii) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(iv) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Series C Warrants) by delivery of the required number of shares of Common Stock within the requisite time frame;

(v) failure to maintain authorized, but unissued shares equal to 150% of the shares underlying the Series C Preferred Stock and the Series C Warrants;

(vi) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness of the Company or any of its Subsidiaries, or a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries;

(vii) the institution, commencement, court order or decree by or against the Company or any Subsidiary of certain bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors (the “Bankruptcy Triggering Events”);

(viii) the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(ix) the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to Material Adverse Effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document;

(x) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure, or (C) as to whether any Triggering Event has occurred;

(xi) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of the covenants included in the Series C Certificate of Designations;

(xii) any Series C Preferred Stock remain outstanding on or after April 2, 2026;

(xiii) any Change of Control occurs without the prior written consent of the Required Holders, which consent will not be unreasonably withheld, conditioned or delayed;

(xiv) any Material Adverse Effect occurs; or

(xv) any provision of any Transaction Document will at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof is contested.

Conversion Price Adjustments. If on the ninetieth (90th) calendar day and one hundred eightieth (180) calendar day (each an “Adjustment Date”) following the occurrence of the later of (x) the date that Company stockholders approve the transaction and all securities issuable to the Series C PIPE Investors in connection therewith, as required by Nasdaq (“Stockholder Approval”) and (y) the earlier of (a) the effective date of the registration statement to be filed pursuant to the Registration Rights Agreement and (b) the date that the Series C Preferred Stock is eligible to be resold without restriction under Rule 144 of the Securities Act, as amended (the “Securities Act”), the Conversion Price then in effect is greater than the Market Price then in effect (the “Adjustment Price”), the Conversion Price will automatically lower to the Adjustment Price. As used herein, “Market Price” means, with respect to any Adjustment Date, the greater of (x) the Floor Price and (y) the lowest closing price of the Common Stock on the Principal Market on any Trading Day during the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Adjustment Date (each, a “Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Market Price Measuring Period. Only downward adjustments will be made.

Share Combination Event Adjustment. In addition to the adjustments set forth above, if at any time and from time to time on or after Stockholder Approval, there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving the Common Stock (each, a “Share Combination Event”, and such date thereof, the “Share Combination Event Date”) and the lowest VWAP during the ten consecutive (10) Trading Day period ending and including the fifth (5) Trading Day immediately preceding the Share Combination Event Date (the “Event Market Price”) (provided if the Share Combination Event is effective after close of trading on the primary Trading Market, then commencing on the next Trading Day which period will be the “Share Combination Adjustment Period”) is less than the Conversion Price then in effect, then at the close of trading on the primary Trading Market on the last day of the Share Combination Adjustment Period, the Conversion Price then in effect on such fifth (5th) Trading Day will be reduced (but in no event increased) to the Event Market Price, but not less than the Floor Price. Notwithstanding the foregoing, if one or more Share Combination Events occur prior to Stockholder Approval being obtained and a reduction of the Conversion Price did not occur, once Stockholder Approval is obtained, the Conversion Price will automatically be reduced to equal the lowest Event Market Price with respect to any Share Combination Event that occurred prior to Stockholder Approval being obtained, but not less than the Floor Price.

Adjustments for Dilutive Issuances or Variable Price Securities. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or pursuant to the provisions of the Series C Certificate of Designations is deemed to have done any of the foregoing, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold, any shares of Common Stock for a consideration price per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect will be reduced to an amount equal to the New Issuance Price.

Additionally, if the Company grants, issues or sells (or enters into any agreement to grant, issue or sell) securities that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price.

Voluntary Adjustment Right. Subject to the rules and regulations of the Principal Market, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the Company board of directors.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series C Preferred Stock for consideration equal to the change of Control Election Price, to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Fundamental Transactions. The Series C Certificate of Designations prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the of Common Stock, except as provided in the transaction documents in the PIPE Financing.

Redemption Rights:

Optional Redemption by the Company. At any time, the Company has the right to redeem in cash all, but not less than all, of the Series C Preferred Stock then outstanding at a price (the “Company Optional Redemption Price”) equal to 125% of the greater of (i) the Conversion Amount being redeemed and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed multiplied by (2) the greatest closing sale price of the Company’s Common Stock on any Trading Day during the period commencing on the date immediately preceding the date the Company notifies the holders of its election to redeem and the date the Company makes the entire payment required.

Mandatory Redemption by the Company Upon a Bankruptcy Triggering Event. Upon the occurrence and continuation of a Bankruptcy Triggering Event, the Company will immediately redeem, in cash, each of the Series C Preferred Stock then outstanding at a redemption price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 125% and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect immediately following the date of initial public announcement (or public filing of bankruptcy documents, as applicable) of such Bankruptcy Triggering Event multiplied by (Y) the product of (1) 125% multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Bankruptcy Triggering Event and ending on the date the Company pays the entire payment required, provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver will not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event or any right to conversion (or Alternate Conversion), as applicable.

Voting Rights. The holders of the Series C Preferred Stock have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and are not entitled to call a meeting of such holders for any purpose nor are they entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series C Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Series C Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities, which are typical for transactions of this type. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of its capital stock (other than as required under the Series C Certificate of Designations). In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the of Series C Certificate of Designations or Series C Warrants.

Ownership Limitation. In no event may any Series C Preferred Stock be converted (or Series C Warrants be exercised) and shares of Common Stock be issued to any holder if after giving effect to the issuance of shares of Common Stock upon such conversion of the Series C Preferred Stock (or exercise of the Series C Warrants), the holder (together with its affiliates, if any) would beneficially own more than 4.99% of the outstanding shares of Common Stock, which we refer to herein as the “PIPE Blocker”). The PIPE Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of the Series C Preferred Stock (or Series C Warrants), except that any raise will only be effective upon 61-days’ prior notice to the Company.

Exchange Right. If the Company or any of its Subsidiaries consummates any Subsequent Placement (other than with respect to Excluded Securities (as defined in the Securities Purchase Agreement)), and a holder elects in writing to the Company to participate in such Subsequent Placement, each such holder may, at the option of such holder as elected in writing to the Company, exchange all, or any part, of the Series C Preferred Stock of such holder into the securities in such Subsequent Placement (with the aggregate amount of such securities to be issued in such exchange equal to such aggregate amount of such securities with a purchase price valued at 120% of the Conversion Amount of the Series C Preferred Stock delivered by such holder in exchange therefor); provided that any such exchange will be subject to all applicable Nasdaq restrictions.

Reservation Requirements. So long as any Series C Preferred Stock remains outstanding, the Company will at all times reserve at least 150% of the number of shares of Common Stock as will from time to time be necessary to effect the conversion of all Series C Preferred Stock then outstanding.

Conditions Precedent to Closing: As set forth in the Securities Purchase Agreement, the obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the committed equity line of credit.

Series C Warrants

Exercise Price. The exercise price of the Series C Warrants on a post-reverse split basis is $372.30, the Nasdaq Minimum Price (as defined below.) The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Warrant also will be adjusted so that the aggregate exercise price will be the same immediately before and immediately after any such adjustment.

Exercise Price Adjustments. If on an Adjustment Date, the exercise price then in effect is greater than the Market Price then in effect (the “Warrant Adjustment Price”), the exercise price will automatically lower to the Warrant Adjustment Price. As used herein, “Market Price” means, with respect to any Adjustment Date, the greater of (x) the Floor Price and (y) the lowest closing price of the Common Stock on the Principal Market on any Trading Day during the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Adjustment Date (each, a “Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Market Price Measuring Period. Only downward adjustments will be made.

Adjustments for Dilutive Issuances or Variable Price Securities. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or pursuant to the provisions of the Warrant is deemed to have done any of the foregoing, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold any shares of Common Stock for a consideration price per share (the “Warrant New Issuance Price”) less than a price equal to the exercise price in effect immediately prior to such granting, issuance or sale (the foregoing a “Warrant Dilutive Issuance”), then, immediately after such Warrant Dilutive Issuance, the exercise price then in effect will be reduced to an amount equal to the Warrant New Issuance Price.

Additionally, if the Company grants, issues or sells (or enters into any agreement to grant, issue or sell) securities at a Variable Price, the warrant holder shall have the right, but not the obligation, in its sole discretion to exercise the Series C Warrants at the Variable Price.

Exercise Period. The Series C Warrants are exercisable beginning six months after the issuance date (the “Initial Exercisability Date”) and expiring on the third anniversary of the Initial Exercisability Date. The Series C Warrants require “buy-in” payments to be made by us for failure to deliver any shares of Common Stock issuable upon exercise.

Cashless Exercise. If at the time of exercise of the Series C Warrants, there is no effective registration statement registering the shares of the Company Common Stock underlying the Series C Warrants, such Series C Warrants may be exercised on a cashless basis pursuant to their terms.

Purchase Rights; Participation Rights. If the Company issues options, convertible securities, warrants, shares, or similar securities to holders of the Company shares of the Company Common Stock, each Warrant holder has the right to acquire the same as if the holder had exercised its Warrant. The holders of the Series C Warrants are entitled to receive any dividends paid or distributions made to the holders of the Company’s shares of Common Stock on an “as if converted” basis.

Fundamental Transactions. The Series C Warrants prohibit the Company from entering into specified fundamental transactions unless the successor entity assumes all of the Company obligations under the Series C Warrants under a written agreement before the transaction is completed. Upon specified corporate events, a Series C Warrant holder will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the Series C Warrant been exercised immediately prior to the applicable corporate event. When there is a transaction involving specified changes of control, a Series C Warrant holder will have the right to force the Company to repurchase the holder’s Series C Warrant for a purchase price in cash equal to the Black Scholes value, as calculated under the Series C Warrants, of the then unexercised portion of the Warrant.

Series D Preferred Stock, Series E Preferred Stock and the PIPE Warrants

For the material terms of the Series D Preferred Stock, the Series E Preferred Stock and the PIPE Warrants, see “PIPE Financings.”

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.

Choice of Forum

Our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The Transfer Agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our Common Stock is traded on The Nasdaq Capital Market under the trading symbol “ONCO.”

Elimination of Monetary Liability for Officers and Directors

Our Amended and Restated Certificate of Incorporation incorporates certain provisions permitted under the Delaware General Corporation Law (“DGCL”) relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our Amended and Restated Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders and those issuable to the Selling Stockholders, upon exercise of the PIPE Warrants and conversion of either the Series D Preferred Stock or Series E Preferred Stock. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Other than discussed herein, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock, Series D Preferred Stock, Series E Preferred Stock and PIPE Warrants, as of December 16, 2025, assuming conversion of the shares of Series C Preferred Stock and exercise of the PIPE Warrants held by each such Selling Stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The fourth column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders and does not take in account any limitations on (i) conversion of the Series D Preferred Stock, (ii) conversion of the Series E Preferred Stock set forth therein, or (iii) exercise of the PIPE Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Series D Preferred Stock, Series E Preferred Stock, and the PIPE Warrants, this prospectus generally covers the resale of 150% of the sum of (i) the maximum number of shares of Common Stock initially issuable upon conversion of all the Series D Preferred Stock and Series E Preferred Stock then outstanding (assuming for purposes hereof that (x) the shares of Series D Preferred Stock and the shares of Series E Preferred Stock are convertible at the Alternate Conversion Price then in effect assuming an Alternate Conversion Date (as defined in the Series D Certificate of Designations and Series E Certificate of Designations) as of such applicable date of determination and (y) any such conversion shall not take into account any limitations on the conversion of the Series D Preferred Stock set forth in the Series D Certificate of Designations and the Series E Preferred Stock set forth in the Series E Certificate of Designations and (ii) the maximum number of shares of Common Stock issuable upon exercise of the PIPE Warrants (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at a Conversion Price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock and the exercise price of the PIPE Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fifth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Series D Preferred Stock, Series E Preferred Stock and the PIPE Warrants, a Selling Stockholder may not convert the Series D Preferred Stock, Series E Preferred Stock or exercise the PIPE Warrants to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this offering.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of shares of Common Stock Beneficially Owned Prior to Offering		Percentage of shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus		Number of shares of Common Stock Beneficially Owned After Offering		Percentage of shares of Common Stock Beneficially Owned After Offering(1)
Keystone Capital Partners, LLC	81,670	(2)	4.99%	1,723,683	(15)	4,323	(17)	* %
Jim Fallon	81,670	(3)	4.99%	770,773	(15)	0	(17)	0%
Seven Knots, LLC	81,670	(4)	4.99%	462,465	(15)	2,146	(17)	* %
First Fire Global Opportunities Fund LLC	81,670	(5)	4.99%	572,835	(15)	0	(17)	0%
Pinz Capital Special Opportunities Fund, LP	81,670	(6)	4.99%	540,158	(15)	0	(17)	0%
Altos Venture AG	273,230	(7)	17.57%	241,514	(15)	31,716	(17)	* %
Veru Inc.	81,670	(8)	4.99%	3,853,864	(15)	0	(17)	0%
KCP Fund I, LLC	81,670	(9)	4.99%	322,713	(15)	0	(17)	0%
L5 Capital Inc	150,000	(10)	9.65%	616,618	(15)	150,000	(17)	* %
Michael Young	80,357	(11)	4.99%	386,003	(15)	25,000	(17)	* %
Clover Crest Bahamas Limited	81,670	(12)	4.99%	770,773	(15)	0	(17)	0%
MMCap International Inc. SPC.	81,670	(13)	4.99%	10,020,048	(15)	0	(17)	0%
Base Investment XXV, LLC	81,670	(14)	4.99%	9,496,751	(16)	0	(18)	0%

*	Less than 1.0% and greater than 0.0%.

(1)	Applicable percentage ownership is based on 1,555,015 shares of our Common Stock outstanding as of December 18, 2025, and based on 31,091,696 shares of our Common Stock outstanding after the offering.

(2)	Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 1,728,006 shares of Common Stock, consisting of (i) 1,155,711 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, (ii) 567,972 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus; (iii) 2,756 shares of Common Stock underlying the Series C Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, none of which shares are being registered for resale under this prospectus, and (iv) 1,567 shares issuable upon exercise of Series C Warrants, none of which shares are being registered for resale under this prospectus. Keystone Capital Partners, LLC is managed by RANZ Group LLC. Fredric Zaino, the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by Keystone Capital Partners, LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares. The address of the selling stockholder is 139 Fulton Street, Suite 412, New York, NY 10038.

(3)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 770,773 shares of Common Stock, (i) consisting of 516,680 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (ii) 254,093 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. The address of the selling stockholder is 137 West 83rd Street Apt 5W, New York, NY 10024.

(4)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 464,611 shares of Common Stock, consisting of (i) 310,009 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, (ii) 152,456 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus, (iii) 1,102 shares of Common Stock underlying the Series C Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, none of which shares are being registered for resale under this prospectus, and (iv) 1,044 shares issuable upon exercise of Series C Warrants, none of which shares are being registered for resale under this prospectus. Marissa Welner, the Manager of Seven Knots, LLC, holds voting and, as such, are excluded from such holder’s dispositive power over the shares of Common Stock held by this Selling Stockholder. Ms. Welner disclaims any beneficial ownership of these shares. The business address of Seven Knots, LLC is 415 N Benton Avenue, Helena, MT 59601.

(5)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 572,835 shares of Common Stock, consisting of (i) 445,585 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (ii) 127,250 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. Eliezer Fireman may be deemed to have investment discretion and voting power over the shares held by First Fire Global Opportunities Fund LLC. Mr. Fireman disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of the selling stockholder is 1040 1st Ave Suite 190, New York, NY 10022.

(6)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 540,158 shares of Common Stock, (i) consisting of 362,090 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (ii) 178,068 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. The address of the selling stockholder is 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands.

(7)	Each of Tobias Fischli, Walter Fischli, Christoph Fischli and Roger Widmer may be deemed to have investment discretion and voting power over the shares held by Altos Venture, Ltd. Each of Messrs. T. Fischli, W. Fischli, C. Fischli and Widmer disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of the selling stockholder is Obertorweg 64, CH-4123 Allschwil CH-4123, Switzerland.

(8)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 3,853,864 shares of Common Stock, (i) consisting of 2,583,401 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (ii) 1,270,463 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. Dr. Mitchell Steiner is the Chairman, President and CEO of Veru Inc., and Michele Greco is the CFO of Veru Inc. As such, each of Dr. Steiner and Ms. Greco may be deemed to have investment discretion and voting power over the shares held by Veru Inc. Each of Dr. Steiner and Ms. Greco disclaims any beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of the selling stockholder is 2916 N. Miami Avenue, Suite 1000, Miami, FL 33127.

(9)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 322,713 shares of Common Stock, consisting of (i) 216,592 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus and (ii) 106,121 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. KCP Fund I, LLC is an affiliate of Keystone Capital Partners, LLC and is managed by RANZ Group LLC. Fredric Zaino, the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by KCP Fund I, LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares. The address of the selling stockholder is 139 Fulton Street, Suite 412, New York, NY 10038.

(10)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 766,618 shares of Common Stock, consisting of (i) 150,000 shares of Common Stock held by this Selling Stockholder, (ii) 413,344 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (iii) 203,274 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. As of the date of this prospectus, the 150,000 shares of Common Stock held by this Selling Stockholder exceeds the Maximum Percentage. As such, in no event shall this Selling Stockholder convert its Series D Preferred Stock and/or exercise its Series D Warrants until the Selling Stockholder’s and/or its affiliates’ aggregate beneficial ownership of Common Stock is below the Maximum Percentage. The address of the selling stockholder is 4177 Rockbridge Road, West, Vancouver, BC V7W 1A3, Canada.

(11)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 411,003 shares of Common Stock, consisting of (i) 25,000 shares of Common Stock held by Cottingham Capital Partners LLC, which is managed by Mr. Young, (ii) 258,753 shares of Common Stock shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (iii) 127,250 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. The address of the selling stockholder is 3560 S Ocean Blvd, Palm Beach, Florida 33480.

(12)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 770,773 shares of Common Stok, consisting of (i) 516,680 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (ii) 254,093 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. The address of the selling stockholder is Templeton Building, West Bay Street, Nassau, Bahamas.

(13)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 10,020,048 shares of Comon Stock, consisting of (i) 6,716,844 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (ii) 3,303,204 shares issuable upon exercise of Series D Warrants, all of which shares are being registered for resale under this prospectus. The address of the selling stockholder is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Brookfield Place, Toronto, ON M5J 2S1, Canada.

(14)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 18, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of December 18, 2025, this Selling Securityholder would beneficially own an aggregate of 9,496,751 shares of Common Stock, (i) consisting of 6,458,916 shares of Common Stock underlying the Series E Preferred Stock, convertible at an Alternate Conversion Price of $1.8145 per share, all of which shares are being registered for resale under this prospectus, and (ii) 3,037,835 shares issuable upon exercise of Series E Warrants, all of which shares are being registered for resale under this prospectus. The address of the selling stockholder is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

(15)

For the purposes of the calculations of our Common Stock to be sold pursuant to the prospectus we are assuming (i) an event of default under the Series D Certificate of Designations has not occurred, and the initial issuance of 150% of the shares of our Common Stock underlying the Series D Preferred Stock, converted in full at an Alternate Conversion Price of $1.8145 per share without regard to any limitations set forth therein, and (ii) the initial issuance of 150% of the shares of our Common Stock underlying the Series D Warrants, exercised in full at an exercise price of $3.6896 without regard to any limitations set forth therein.

(16)

For the purposes of the calculations of our Common Stock to be sold pursuant to the prospectus we are assuming (i) an event of default under the Certificate of Designations has not occurred, and the initial issuance of 150% of the shares of our Common Stock underlying the Series E Preferred Stock, converted in full at an Alternate Conversion Price of $1.8145 per share without regard to any limitations set forth therein, and (ii) the initial issuance of 150% of the shares of our Common Stock underlying the Series E Warrants, exercised in full at an exercise price of $3.8576 without regard to any limitations set forth therein.

(17)	Represents the amount of shares that will be held by this Selling Stockholder after completion of this offering based on the assumptions that (a) all Commons Stock underlying the Series D Preferred Stock and Series D Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of Common Stock are acquired or sold by this Selling Stockholder prior to completion of this offering. However, this Selling Stockholder is not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.

(18)	Represents the amount of shares that will be held by this Selling Stockholder after completion of this offering based on the assumptions that (a) all Commons Stock underlying the Series E Preferred Stock and Series E Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of Common Stock are acquired or sold by this Selling Stockholder prior to completion of this offering. However, this Selling Stockholder is not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon (i) conversion of the Series D Preferred Stock and Series E Preferred Stock, (ii) exercise of the Series D Warrants, (iii) and the exercise of the Series E Warrants to permit the resale of these shares of Common Stock by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock, although we will receive the exercise price of any PIPE Warrants not exercised by the Selling Stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Series D Preferred Stock, Series E Preferred Stock, PIPE Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be approximately $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The financial statements of Onconetix, Inc incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Onconetix, Inc. and Subsidiary as of December 31, 2023, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for the year then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in this prospectus in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, will pass upon the validity of the securities offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.onconetix.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated, and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-52994) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

(i)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on June 2, 2025;

(ii)	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, as filed with the SEC on June 12, 2025, for the quarter ended June 30, 2025, as filed with the SEC on August 14, 2025; and for the quarter ended September 30, 2025, as filed with the SEC on November 13, 2025;

(iii)	Current Reports on Form 8-K filed on each of June 5, 2025, June 11, 2025, June 16, 2025, July 16, 2025, August 12, 2025, September 4, 2025, September 22, 2025, September 26, 2025, October 3, 2025, October 29, 2025; December 10, 2025 and December 10, 2025;

(iv)	our Definitive Proxy Statement, as filed with the SEC on November 10, 2025; and

(v)	the description of our securities registered under Section 12 of the Exchange Act as filed as Exhibit 4.2 on our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on June 2, 2025.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Onconetix, Inc.
201 E. Fifth Street, Suite 1900
Cincinnati, Ohio 45202
(513) 620-4101

You may also access the documents incorporated by reference in this prospectus through our website at www.onconetix.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. The information contained on our website is not part of this prospectus.